UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2025

IPC Alternative Real Estate Income Trust, Inc.

(Exact name of Registrant as Specified in Its Charter)

Maryland	333-272750	87-1302380
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2901 Butterfield Road
Oak Brook, Illinois		60523
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (630) 218-8000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

The information discussed under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 30, 2025, IPC Alternative Real Estate Operating Partnership, LP (the “Operating Partnership”), an entity for which IPC Alternative Real Estate Income Trust, Inc. (the “Company”) acts as general partner, through certain subsidiaries as borrowers (collectively, the “Borrower”) entered into an amended and restated loan agreement (the “Loan Agreement”) with Capital One, National Association and Associated Bank, National Association, as lenders (collectively, the “Lender”) and Capital One, National Association as administrative agent, for an aggregate principal amount of $95.0 million (the “Loan”). The Loan Agreement amended and restated the prior loan agreement by and among the Borrower, the Lender and Capital One, National Association as administrative agent dated September 29, 2021, as amended by those certain amendments dated August 1, 2022 and October 31, 2023 (collectively, the “Prior Agreement”).

As described in more detail below, compared with the Prior Agreement, the new Loan Agreement extends the maturity date of the loan by 13 months from September 30, 2026 to October 29, 2027 and provides the Borrower with three one-year extension options rather than just two. The principal borrowed is substantially the same. In conjunction with the new Loan Agreement, the Borrower entered into an interest rate hedge matching the principal borrowed and the maturity including the exercise of a one-year option.

The Loan has a maturity date of October 29, 2027, which term may be extended for three, one-year periods at the Borrower’s option subject to the satisfaction of certain conditions set forth in the Loan Agreement. The Loan bears interest at a floating rate equal to Secured Overnight Financing Rate for a one-month (“Term SOFR”) plus 1.95% and requires interest-only payments for the entirety of the term. The Loan generally may be prepaid in whole at any time (and in part in limited circumstances), subject to satisfaction of certain conditions including payment of a prepayment fee (equal to 1.0% of the principal prepaid during the first year of the Loan; 0% thereafter) and breakage fees if the payment occurs on a day that is not a scheduled payment date. In addition to other immaterial differences, the Prior Agreement provided for a maturity date of September 30, 2026 with two one-year extension options, bore interest at a floating rate equal to Term SOFR plus 2.10% and required amortizing payments during any extension period. As of October 31, 2025, approximately $95 million was outstanding under the Loan Agreement.

The Loan is cross-collateralized and secured by mortgages, assignments of leases and rents and security agreements in fourteen medical office properties. The Loan is non-recourse except for customary carve outs, such as certain “bad boy” acts by the Borrower. The Loan Agreement contains customary representations and warranties, covenants, events of default and acceleration triggers.

In connection with the Loan Agreement, each of the Company’s sponsor and an affiliate of the Company’s sponsor (in its role as the original guarantor) reaffirmed its guaranty of specified recourse obligations for certain “bad boy” acts and the Borrower and the Company’s sponsor reaffirmed their environmental indemnity obligations.

The description set forth above is qualified in its entirety by the actual provisions of the Loan Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1*

Amended and Restated Loan Agreement, by and among Capital One, National Association, as administrative agent and collateral agent for the Lenders (as defined therein) the parties who are or thereafter become parties to the agreement as Lenders, and the parties listed on Exhibit B attached thereto as Borrowers

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IPC ALTERNATIVE REAL ESTATE INCOME TRUST, INC.

Date:	November 5, 2025	By:	/s/ Jerry Kyriazis
Jerry Kyriazis Chief Financial Officer